Company Contact:	Investor Relations Contacts:
Bill Larkin, CFO	Lippert / Heilshorn & Associates
Fuel Systems Solutions, Inc.	Kirsten Chapman/ Cathy Mattison
(714) 656-1320	cmattison@lhai.com
(415) 433-3777

Fuel Systems Solutions Appoints William J. Young to the Board of Directors

SANTA ANA, Calif., August 8, 2008 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) announces it has appointed William J. Young, 65, to the board of directors of Fuel Systems Solutions, Inc., succeeding J.D. Power III who resigned April 23, 2008. Young is considered an independent director pursuant to the regulations of the Securities and Exchange Commission and the rules of the NASDAQ Stock Market, and the board count remains six.

“We welcome Bill to the board,” said Mariano Costamagna, chief executive officer of Fuel Systems Solutions. “He brings extensive automotive industry knowledge to our company. We look forward to his contributions and insight in meeting the demand for immediate, real-world alternative fuel solutions as we grow our business, evaluate acquisitions and establish our U.S. market penetration strategy.”

“The demand for alternative fuel systems continues to rise,” stated Young. “Fuel Systems Solutions provides superior technology for both transportation and industrial applications. I am excited to join the board to assist the company in developing and executing plans for long-term sustainable growth.”

An automotive industry veteran with more than 30 years of experience, Young served as a director for Oregon-based Lithia Motors, a billion dollar automotive retailer listed on the New York Stock Exchange, from March 1997 until July 2008. He also served as executive director of J.D. Power and Associates, a global marketing information services firm specializing in consumer research for the automotive industry, from September 2003 through February 2008. From 1994 through July 2000, Young was the Chairman, President and Chief Executive Officer of Advanced Machine Vision Corporation, operating in the machine vision industry. Prior to 1994, Young served with Volkswagen of America in various capacities for a period of 18 years, most recently as its President and Chief Executive Officer. Young also has extensive experience as an independent automotive marketing consultant.

Young was appointed as director following the recommendation of the company's nominating and corporate governance committee. Young was also appointed to be the chair of the compensation committee of the board of directors. He will be compensated pursuant to the director compensation policy.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS), a U.S.-based company, delivers alternative fuel solutions for transportation and industrial applications that reduce emissions, displace petroleum and generate savings, which is extremely relevant today. The company is comprised of two subsidiaries, industrial under IMPCO Technologies and transportation under BRC. IMPCO designs, manufactures, markets and supplies advanced products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia, Europe, Australia and North America. BRC produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. Additional information is available at www.fuelsystemssolutions.com.